Exhibit 3.1

Final Version

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

INFINITY NATURAL RESOURCES, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Infinity Natural Resources, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

		Page

Section 1.	Designation; Par Value; Number of Authorized Shares	1

(a)	Designation; Par Value	1

(b)	Number of Authorized Shares	1

Section 2.	Definitions	1

Section 3.	Rules of Construction	16

Section 4.	Records; Registration	16

(a)	Form, Dating and Denominations	16

(b)	Execution, Countersignature and Delivery	18

(c)	Method of Payment; Delay When Payment Date is Not a Business Day	18

(d)	Transfer Agent, Registrar, Paying Agent and Conversion Agent	19

(e)	Legends	20

(f)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	21

(g)	Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Change of Control or a Redemption	23

(h)	Status of Converted, Redeemed or Repurchased Shares of Convertible Preferred Stock	24

(i)	Replacement Certificates	24

(j)	Registered Holders	25

(k)	Cancellation	25

(l)	Shares Held by the Corporation or its Subsidiaries	25

(m)	Outstanding Shares	25

(n)	Notations and Exchanges	26

Section 5.	Ranking	26

Section 6.	Dividends	27

(a)	Regular Dividends	27

(b)	Calculation of Dividends	28

(c)	Participating Dividends	28

(d)	Treatment of Dividends Upon Redemption, Repurchase Upon Change of Control or Conversion	29

Section 7.	Rights Upon Liquidation, Dissolution or Winding Up	29

(a)	Generally	29

(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation	30

(c)	Treatment of Convertible Preferred Stock	30

Section 8.	Right of the Corporation to Redeem the Convertible Preferred Stock	30

(a)	Right to Redeem On or After the Five-Year Anniversary	30

(b)	Redemption Prohibited in Certain Circumstances	31

i

(cont’d)

ii

(cont’d)

		Page

(a)	Responsibility; Schedule of Calculations	59

(b)	Calculations Aggregated for Each Holder	59

Section 16.	Notices	59

Section 17.	Facts Ascertainable	59

Section 18.	Waiver	59

Section 19.	Severability	60

Section 20.	No Other Rights	60

Exhibits

Exhibit A: Form of Preferred Stock Certificate	A-1
Exhibit B: Form of Legends	B-1
Exhibit C: Minimum Hedging	C-1

iii

Section 1. Designation; Par Value; Number of Authorized Shares.

(a) Designation; Par Value. The shares of such series shall be designated as the “Series A Convertible Preferred Stock” par value $0.01 per share, of the Corporation (the “Convertible Preferred Stock”).

(b) Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is three hundred and fifty thousand (350,000); provided, however, that, subject to Section 10(c)(i)(2), by resolution of the Board of Directors, or any duly authorized committee thereof, the total number of authorized shares of Convertible Preferred Stock may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) in accordance with the General Corporation Law of the State of Delaware. The Corporation shall not have the authority to issue fractional shares of Convertible Preferred Stock.

Section 2. Definitions.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person; provided, however, that (i) the Corporation and its Subsidiaries, on the one hand, and any Purchaser Party or any of its Affiliates, on the other hand, shall not be deemed to be Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Purchaser Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser Party and (iii) the Excluded Sponsor Parties (as such term is defined in the Purchase Agreement) shall not be deemed to be Affiliates of any Purchaser Party, the Corporation or any of the Corporation’s Subsidiaries.

“Average Price” means, in respect of shares of Class A Common Stock or any other securities, as of any date or relevant period (as applicable): (i) the volume weighted average price for such security on the NYSE for such date or relevant period as reported by Bloomberg through its “Volume at Price” functions; (ii) if the Board of Directors determines in its discretion that the NYSE is not the principal securities exchange or trading market for that security, the volume weighted average price of that security for such date or relevant period on the principal securities exchange or trading market on which that security is listed or traded as reported by Bloomberg through its “Volume at Price” functions; (iii) if the foregoing do not apply, the last closing trade price (or average of the last closing trade price for each Trading Day in the relevant period) of that security in the over-the-counter market on the electronic bulletin board for that security as reported by Bloomberg; or (iv) if no last closing trade price is reported for that security by Bloomberg, the last closing ask price (or average of the last closing ask price for each Trading Day in the relevant period) of that security as reported by Bloomberg. If the Average Price cannot be calculated for that security on that date or relevant period on any of the foregoing bases, the Average Price of that security on such date or relevant period shall be the fair market value as mutually determined by the Corporation and the holders of at least a majority in voting power of the then outstanding shares of Convertible Preferred Stock (acting reasonably), voting or consenting separately as a single series.

“Bloomberg” means Bloomberg Financial Markets, together with the primary successor to the business of Bloomberg Financial Markets.

“Board of Directors” means the Corporation’s board of directors or a committee of such board duly authorized to act with the authority of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as the same may be amended or amended and restated from time to time.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Carnelian” means Etineles Holdings V, LLC, a Delaware limited liability company, and its Affiliates.

“Cash Dividend Date” means the two (2) year anniversary of the Initial Issue Date.

“Certificate” means a Physical Certificate or an Electronic Certificate.

“Certificate of Designation” means this Certificate of Designation, as amended or amended and restated from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as the same has been and may be amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events after the Initial Issue Date, whether in a single transaction or a series of related transactions:

(a) a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the direct or indirect “beneficial owner” (as defined below) of more than fifty percent (50.0%) of the Corporation’s Voting Stock (as defined below); provided, however, that in connection with a transaction pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) one hundred percent (100.0%) of the Corporation’s Voting Stock immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50.0%) of the Voting Stock of a Person that is, or becomes, a direct or indirect parent of the Corporation (a “Parent Company”) in substantially the same proportions vis-à-vis each other as immediately before such transaction, no person shall be deemed to be or become a beneficial owner of more than fifty percent (50.0%) of the total voting power of the Voting Stock of the Corporation unless such person shall be or become a beneficial owner of more than fifty percent (50.0%) of the Voting Stock of such Parent Company (other than a Parent Company that is a Subsidiary of another Parent Company); provided, further, that (x) if a majority of the members of the board of directors of each Parent Company (other than a Parent Company that is a Subsidiary of another Parent Company) were members of the Board of Directors immediately prior to the consummation of such transaction and (y) the Corporation’s President and Chief Executive Officer and Executive Vice President and Chief Financial Officer are members of the executive management team in substantially similar roles of the Parent Company immediately after the consummation of the transaction pursuant to which the Corporation becomes a Subsidiary of a Parent Company, then such transaction will be deemed not to be a Change of Control pursuant to any transaction or event described in clause (a);

(b) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than any of the Corporation’s Wholly Owned Subsidiaries or OpCo’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Class A Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any transaction pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) one hundred percent (100.0%) of the Corporation’s Voting Stock immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50.0%) of the Voting Stock of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction, will be deemed not to be a Change of Control pursuant to this clause (b)(i) and clause (b)(ii); provided, further, that (x) if a majority of the members of the board of directors of the surviving, continuing or acquiring company or other transferee, as applicable, or the Parent Company thereof, were members of the Board of Directors immediately prior to the consummation of such transaction and (y) the Corporation’s President and Chief Executive Officer and Executive Vice President and Chief Financial Officer are members of the executive management team in substantially similar roles of the surviving, continuing or acquiring company or other transferee, as applicable, or the Parent Company thereof, immediately after the consummation of such transaction, then such transaction will be deemed not to be a Change of Control pursuant to any transaction or event described in clause (b)(i) and clause (b)(ii); or

(c) neither shares of Class A Common Stock nor shares of any other Capital Stock into which the Convertible Preferred Stock is convertible are listed for trading on any National Securities Exchange.

For the purposes of this definition, whether a Person is a “beneficial owner”, whether shares are “beneficially owned”, and percentage beneficial ownership, will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

Notwithstanding the preceding or any provision of Section 13(d)-3 of the Exchange Act, a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

“Change of Control Notice” has the meaning set forth in Section 9(f).

“Change of Control Repurchase Date” means the date specified in Section 9(c) for the repurchase of any Convertible Preferred Stock by the Corporation pursuant to a Repurchase Upon Change of Control.

“Change of Control Repurchase Notice” means a notice (including a notice substantially in the form of the “Change of Control Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 9(g)(i) and Section 9(g)(ii).

“Change of Control Repurchase Price” means the cash price payable by the Corporation to repurchase any share of Convertible Preferred Stock upon its Repurchase Upon Change of Control, calculated pursuant to Section 9(d).

“Change of Control Repurchase Right” has the meaning set forth in Section 9(a).

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Corporation.

“Class A Common Stock Change Event” has the meaning set forth in Section 11(i)(i).

“Class A Common Stock Liquidity Conditions” will be satisfied with respect to a Mandatory Conversion if:

(a) the offer and sale of such share of Class A Common Stock by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable, by the Holder to sell such share of Class A Common Stock, continuously during the period from, and including, the date the related Mandatory Conversion Notice is sent to, and including, the one (1) year anniversary after the date such share of Class A Common Stock is issued;

(b) each share of Class A Common Stock referred to in clause (a) above (i) will, when issued and when sold or otherwise transferred pursuant to the registration statement referred to in such clause (a), unless sold to the Corporation or an Affiliate of the Corporation, not be evidenced by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of the NYSE, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors);

(c) (i) the Corporation has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange;

(d) the conversion of all shares of Convertible Preferred Stock pursuant to such Mandatory Conversion or that are subject to such Redemption, as applicable, would not be limited or otherwise restricted by Section 11(h);

(e) the average daily trading volume of the Class A Common Stock on the principal National Securities Exchange on which the Class A Common Stock is then listed for, or admitted to, trading must exceed 138,000 shares (as such amount may be adjusted to reflect any split, combination or similar event with respect to the Class A Common Stock) for the thirty (30) Trading Days immediately preceding the Mandatory Conversion Notice Date; and

(f) the Corporation shall not have repurchased on any day in the 30-Trading Day period immediately preceding the Mandatory Conversion Notice Date more than ten percent (10.0%) of the 30-day trailing average trading volume of the Class A Common Stock on the principal National Securities Exchange on which the Class A Common Stock is then listed for, or admitted to, trading (calculated as of the Mandatory Conversion Notice Date).

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Corporation.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the Class A Common Stock together with the Class B Common Stock.

“Common Stock Dividend” has the meaning set forth in Section 6(c)(i).

“Common Stock Participating Dividend” has the meaning set forth in Section 6(c)(i).

“Common Unit” has the meaning ascribed to such term in the OpCo LLCA.

“Continuing Share Reserve Requirement” means, as of any time, a number of shares of Class A Common Stock equal to the product of (a) one and one-half (1.5); and (b) the number of shares of Class A Common Stock that would be issuable (without regard to Section 11(h)) upon conversion of all Convertible Preferred Stock outstanding as of such time (assuming such conversion occurred as of such time); provided that, absent a written request from a Holder, the Board of Directors shall have no obligation to call a special meeting or to act by written consent outside of a regularly scheduled meeting of the Board of Directors to reserve additional shares of Class A Common Stock in connection with the Continuing Share Reserve Requirement.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor (as defined below), which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Corporation and/or other companies.

“Conversion Agent” has the meaning set forth in Section 4(d)(i).

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 11.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date, as applicable.

“Conversion Price” initially means $21.39 per share of Class A Common Stock; provided, however, that aforesaid initial Conversion Price is subject to adjustment pursuant to Sections 11(f) and 11(g). Each reference in this Certificate of Designation to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price immediately before the Close of Business on such date.

“Conversion Share” means any share of Class A Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Convertible Preferred Stock” has the meaning set forth in Section 1(a).

“Corporation” means Infinity Natural Resources, Inc., a Delaware corporation, as such name may be changed from time to time in accordance with the General Corporation Law of the State of Delaware.

“Credit Agreement” means that certain credit agreement, dated as of September 25, 2024, by and among, Infinity Natural Resources, LLC, the lenders from time to time party thereto and Citibank, N.A., as the administrative agent and an issuing bank, as the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, unless otherwise expressly specified herein.

“Credit Agreement Prohibited Dividend” has the meaning set forth in Section 6(a)(ii).

“Credit Agreement Prohibited Dividend Redemption” has the meaning set forth in Section 6(a)(ii).

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Class A Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “INR <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one (1) share of Class A Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm the Corporation selects). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Dividend” means any Regular Dividend or Participating Dividend.

“Dividend Junior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking junior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Class A Common Stock.

“Dividend Parity Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock (other than the Convertible Preferred Stock), the terms of which would result in such class or series ranking equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).

“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock with respect to a Participating Dividend.

“Dividend Senior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).

“Electronic Certificate” means, if the Board of Directors has provided by resolution that the Convertible Preferred Stock shall be uncertificated, any electronic book entry maintained by the Transfer Agent that evidences any share(s) of Convertible Preferred Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 11(f)(i)(2).

“Expiration Time” has the meaning set forth in Section 11(f)(i)(2).

“Holder” means a person in whose name any Convertible Preferred Stock is registered on the Registrar’s books.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Initial Change of Control Notice” has the meaning set forth in Section 9(e).

“Initial Issue Date” means the Closing Date as defined in the Purchase Agreement.

“Initial Liquidation Preference” means one thousand dollars ($1,000.00) per share of Convertible Preferred Stock.

“Initial Share Reserve Requirement” means a number of shares of Class A Common Stock equal to the product of: (a) two (2); and (b) the number of shares of Class A Common Stock that would be issuable (without regard to Section 11(h)) upon conversion of all shares of Convertible Preferred Stock outstanding as of the Initial Issue Date (assuming such conversion occurred on the Initial Issue Date).

“Issuance Limitation” has the meaning set forth in Section 11(h)(i).

“Last Reported Sale Price” of the Class A Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Class A Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed. If the Class A Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Class A Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Class A Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Class A Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Corporation selects.

“Liquidation Junior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking junior to the Convertible Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Class A Common Stock.

“Liquidation Parity Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock (other than the Convertible Preferred Stock), the terms of which would result in such class or series ranking equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

“Liquidation Preference” means, with respect to any share of Convertible Preferred Stock, an amount equal to (i) the Initial Liquidation Preference per share of Convertible Preferred Stock, plus (ii) any accumulated and unpaid dividends (including Regular Dividends and Participating Dividends) on such share of Convertible Preferred Stock to, but excluding, the date of payment of such amount (including any Liquidation Preference Dividends).

“Liquidation Preference Dividend” has the meaning set forth in Section 6(a)(i).

“Liquidation Senior Stock” means any class or series of the Corporation’s Capital Stock, including preferred stock, the terms of which would result in such class or series ranking senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

“Majority Holders” means the Holders holding at least a majority of the outstanding voting power of the Convertible Preferred Stock; provided that for purposes of Section 10(c) only the shares of Convertible Common Stock held by Holders that are entitled to vote on such action shall be counted for purposes of calculating a majority for this definition.

“Management Stockholders” means (a) the directors, managers, executive officers and other members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Corporation who are holders of equity interests of the Corporation on the Initial Issue Date together with (b) (i) any new directors or managers whose election by such boards of directors or managers or whose nomination for election by the equity holders of the Corporation was approved by a vote of a majority of the directors or managers of the Corporation then still in office who were either directors or managers on the Initial Issue Date or whose election or nomination was previously so approved and (ii) executive officers and other management personnel of the Corporation hired at a time when the directors or managers on the Initial Issue Date together with the directors or managers so approved constituted a majority of the directors or managers of the Corporation.

“Mandatory Conversion” has the meaning set forth in Section 11(c)(i).

“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 11(c)(i) and Section 11(c)(iii).

“Mandatory Conversion Notice” has the meaning set forth in Section 11(c)(iv).

“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Corporation sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 11(c)(iv).

“Mandatory Conversion Right” has the meaning set forth in Section 11(c)(i).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

“Midstream Assets” means (i) assets used primarily for gathering, transmission, compression, storage, processing, marketing, fractionation, dehydration, stabilization, sourcing, disposal, transportation or treatment of hydrocarbons, carbon dioxide or water and (ii) equity interests of any person whose assets consist, in all material respects, of assets referred to in clause (i).

“National Securities Exchange” means the NYSE, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

“Non-Wholly Owned Permitted Subsidiary” means a Subsidiary of the Corporation (a) substantially all of whose assets consist of (i) Midstream Assets, (ii) mineral or royalty assets or (iii) cash to fund operations and (b) whose equity interests consist entirely of common equity interests.

“Number of Reserved Shares” means, as of any time, the number of shares of Class A Common Stock that, at such time, the Corporation has reserved (out of its authorized but unissued shares of Class A Common Stock that are not reserved for any other purpose) for delivery upon conversion of the Convertible Preferred Stock.

“NYSE” means The New York Stock Exchange.

“Officer” means the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the General Counsel and Secretary, the Chief Accounting Officer or any Senior Vice President of the Corporation.

“OpCo” means Infinity Natural Resources, LLC, a Delaware limited liability company.

“OpCo LLCA” means the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated as of January 30, 2025, as in effect on the Initial Issue Date, as amended.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any outstanding shares of Convertible Preferred Stock pursuant to Section 11, other than a Mandatory Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 11(d)(ii) for such conversion are satisfied.

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit A.

“Parity Issuance Redemption” has the meaning set forth in Section 10(c)(i)(3).

“Parity Leverage Threshold” has the meaning set forth in Section 10(c)(i)(3).

“Parity Redemption Price” means the greater of: (x) an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock, as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of fifteen percent (15.0%) per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of Convertible Preferred Stock to the date immediately prior to the date of determination; and (y) a return on investment with respect to such share of Convertible Preferred Stock of 1.50x, calculated as the quotient of (1) the aggregate amount of cash, including cash Dividends, received by the Holder in respect of such share of Convertible Preferred Stock as of the applicable time of determination divided by (2) the Initial Liquidation Preference.

“Participating Dividend” has the meaning set forth in Section 6(c)(i).

“Paying Agent” has the meaning set forth in Section 4(d)(i).

“Permitted Dividend” means (i) any dividends or distributions in which the Holders participate pursuant to Section 6(c), (ii) any tax distributions required to be paid by OpCo pursuant to Section 4.01(b) of the OpCo LLCA; provided, that, the Corporation shall determine in good faith the portion of any such tax distributions that are to be paid with respect to the Common Units of OpCo and the portion of any such tax distributions that are to be paid with respect to the Series A Convertible Preferred Units of OpCo, or (iii) any dividends or distributions payable on the Class A Common Stock in shares of Class A Common Stock; provided that dividends or distributions pursuant to clause (i) shall be permitted only to the extent (A) such dividend or distribution, when aggregated with other dividends or distributions made pursuant to this clause (A), does not exceed the aggregate amount of net cash provided by operating activities of the Corporation and its consolidated subsidiaries (as determined in accordance with GAAP) generated subsequent to January 1, 2026 or (B) both (y) the Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement in effect as of the Initial Issue Date), calculated on a pro forma basis at the time of such payment does not exceed 1.5 to 1.00 and (z) the Parity Leverage Threshold (inclusive of the Convertible Preferred Stock), calculated on a pro forma basis at the time of such payment, does not exceed 2.75 to 1.00.

“Permitted Holder” means any of (A) Pearl Energy Investments, L.P., PEI INR Holdings, L.P., Pearl Energy Investments III, L.P., PEI Infinity-S, LP, PEI INR Co-Invest-B Corp., NGP XI US Holdings, L.P. and/or their respective Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled by them or their respective Affiliates) (individually or collectively, “Investor”) and (B) Management Stockholders.

“Permitted Payment” means a redemption, repurchase or other acquisition of: (i) shares of Class B Common Stock and Common Units of OpCo in accordance with Article XI of the OpCo LLCA, but solely to the extent made in connection with the exchange of the underlying Class A Common Stock by the holders thereof, or indirectly by the Corporation on their behalf; (ii) shares of Class A Common Stock pursuant to the Corporation’s share repurchase program announced on November 10, 2025, of up to seventy-five million dollars ($75,000,000); (iii) in any 12-month period after the exhaustion or termination of the share repurchase program in clause (ii), shares of Class A Common Stock equal to the greater of (a) twenty-five million dollars ($25,000,000) and (b) ten percent (10.0%) of Consolidated EBITDAX (as defined in the Credit Agreement as of the Initial Issue Date) on a pro forma basis, to the extent the Consolidated Total Net Leverage Ratio

(as defined in the Credit Agreement in effect as of the Initial Issue Date), calculated on a pro forma basis at the time of such repurchase, does not exceed 1.5 to 1.00; and (iv) shares of Class A Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees.

“Permitted Redemption” has the meaning set forth in Section 8(a).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designation.

“Physical Certificate” means, if the Board of Directors has not provided by resolution that the Convertible Preferred Stock shall be uncertificated, any certificate (other than an Electronic Certificate) evidencing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Corporation and countersigned by the Transfer Agent.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 18, 2026, by and between the Corporation and the Purchasers (as defined therein), as the same may be amended or amended and restated from time to time.

“Purchaser Parties” has the meaning set forth in the Purchase Agreement.

“Quantum” means INR (II) Investments, LLC, a Delaware limited liability company, and its Affiliates.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Class A Common Stock, the date fixed (whether by applicable law, applicable provision of the Certificate of Incorporation or Bylaws, resolution of the Board of Directors or otherwise) to determine the Holders or the holders of Class A Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Redemption” has the meaning set forth in Section 8(a).

“Redemption Date” means the date fixed, pursuant to Section 8(c), for the settlement of the redemption of the Convertible Preferred Stock by the Corporation pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 8(e).

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Corporation sends the Redemption Notice for such Redemption pursuant to Section 8(e).

“Redemption Price” means the consideration payable by the Corporation to repurchase any Convertible Preferred Stock upon its Redemption, calculated pursuant to Section 8(d).

“Reference Property” has the meaning set forth in Section 11(i)(i).

“Reference Property Unit” has the meaning set forth in Section 11(i)(i).

“Register” has the meaning set forth in Section 4(d)(ii).

“Registrar” has the meaning set forth in Section 4(d)(i).

“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, each March 31, June 30, September 30 and December 31 of each year, beginning on the first of the foregoing dates occurring after the Initial Issue Date.

“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date, or, if such day is not a Business Day, the first Business Day following such day.

“Regular Dividend Rate” means (i) until, but excluding, the five (5) year anniversary of the Initial Issue Date, eight percent (8.0%) per annum and (ii) on and after the five (5) year anniversary of the Initial Issue Date, twelve percent (12.0%) per annum; provided that, if any Regular Dividends are accrued as a Liquidation Preference Dividend at any time on or after the Cash Dividend Date, the otherwise applicable Regular Dividend Rate shall be subject to an automatic increase of two percent (2.0%) per annum for such Regular Dividend and continuing for all subsequent Regular Dividends until all Credit Agreement Prohibited Dividends have been paid in cash pursuant to Section 6(a)(ii), which, for the avoidance of doubt, such automatic increase will represent a maximum aggregate increase of two percent (2.0%) on the otherwise applicable Regular Dividend Rate.

“Regular Dividend Record Date” means the Close of Business on either: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th; and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st, or, if such day is not a Business Day, the first Business Day following such day.

“Regular Dividends” has the meaning set forth in Section 6(a)(i).

“Repayment Condition” has the meaning set forth in Section 9(b).

“Repurchase Upon Change of Control” means the repurchase of any Convertible Preferred Stock by the Corporation pursuant to Section 9.

“Requisite Stockholder Approval” means the stockholder approvals contemplated by Section 312.03 of the NYSE Listed Company Manual, as applicable, with respect to the issuance of shares of Class A Common Stock upon conversion of the Convertible Preferred Stock in excess of the limitations imposed by such rule.

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit B.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Series A Convertible Preferred Unit” has the meaning ascribed to such term in the OpCo LLCA.

“Series A Director” has the meaning set forth in Section 10(b)(i).

“Share Agent” means the Transfer Agent or any Registrar, Paying Agent or Conversion Agent.

“Spin-Off” has the meaning set forth in Section 11(f)(i)(4)(B).

“Spin-Off Valuation Period” has the meaning set forth in Section 11(f)(i)(4)(B).

“Subsidiary” means, with respect to any Person: (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50.0%) of the Voting Stock is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50.0%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise, or (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner or managing member of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 11(i)(iii).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 11(f)(i)(2).

“Trading Day” means any day on which: (a) trading in the Class A Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then traded; and (b) there is no Market Disruption Event. If the Class A Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means Equiniti Trust Company, LLC or its successor.

“Transfer Restrictions Legend” means a legend substantially in the form set forth in Exhibit B.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a) such Security is sold or otherwise transferred to a Person (other than the Corporation or an Affiliate of the Corporation) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b) such Security is sold or otherwise transferred to a Person (other than the Corporation or an Affiliate of the Corporation) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); or

(c) (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Corporation and that has not been an Affiliate of the Corporation during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Corporation has received such certificates or other documentation or evidence as the Corporation may reasonably require to determine that the Holder, holder or beneficial owner of such Security is not, and that has not been during the immediately preceding three (3) months, an Affiliate of the Corporation.

“Voting Rights” has the meaning set forth in Section 10(a).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person; provided that with respect to a limited partnership or other entity that does not have a board of directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“VWAP Market Disruption Event” means, with respect to any date: (a) the failure by the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed, or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Class A Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which: (a) there is no VWAP Market Disruption Event; and (b) trading in the Class A Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed or, if the Class A Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then traded. If the Class A Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person; provided that units of OpCo held by holders other than the Corporation as of the date of the Purchase Agreement shall be disregarded for purposes of this definition.

Section 3. Rules of Construction. For purposes of this Certificate of Designation:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f) words in the singular include the plural and words in the plural include the singular, unless the context requires otherwise;

(g) “herein,” “hereof” and other words of similar import refer to this Certificate of Designation as a whole and not to any particular Section or other subdivision of this Certificate of Designation, unless the context requires otherwise;

(h) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i) the exhibits, schedules and other attachments to this Certificate of Designation are deemed to form part of this Certificate of Designation.

Section 4. Records; Registration.

(a) Form, Dating and Denominations.

(i) Form and Date of Certificates Evidencing Convertible Preferred Stock. Each Certificate evidencing any Convertible Preferred Stock will: (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 4(e) or by any provision of the Bylaws or agreement to which the Holder of such Certificate is a party or is otherwise bound and may bear notations, legends or endorsements required by the General Corporation Law of the State of Delaware, any other applicable law, stock exchange rule or usage, as applicable; and (3) be dated as of the date it is countersigned by the Transfer Agent.

(ii) Electronic Certificates; Physical Certificates. Provided that the Board of Directors has provided by resolution that the Convertible Preferred Stock shall be uncertificated, the Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Subject to receiving the Corporation’s written consent, Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures, subject to Section 4(f).

(iii) Electronic Certificates; Interpretation. For purposes of this Certificate of Designation: (1) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (2) any legend or other notation that is required to be included on a Certificate will be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Certificate of Designation to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the General Corporation Law of the State of Delaware, the Certificate of Incorporation and the Bylaws of the Corporation, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Corporation and countersigned by the Transfer Agent.

(iv) Appointment of Depositary. If any Convertible Preferred Stock is admitted to the book-entry clearance and settlement facilities of any electronic depositary, then, notwithstanding anything to the contrary in this Certificate of Designation, each reference in this Certificate of Designation to the delivery of, or payment on, any such Convertible Preferred Stock, or the delivery of any related notice or demand, will be deemed to be satisfied to the extent the applicable procedures of such depositary governing such delivery or payment, as applicable, are satisfied.

(v) No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

(vi) Registration Numbers. Each Certificate evidencing any share of Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate evidencing any other then-outstanding shares of Convertible Preferred Stock.

(b) Execution, Countersignature and Delivery.

(i) Due Execution by the Corporation. At least two (2) duly authorized Officers will sign each Certificate evidencing any Convertible Preferred Stock on behalf of the Corporation by manual, facsimile or electronic signature. The validity of any Convertible Preferred Stock will not be affected by the failure of any Officer whose signature is on any Certificate evidencing such Convertible Preferred Stock to hold, at the time such Certificate is countersigned by the Transfer Agent, the same or any other office at the Corporation.

(ii) Countersignature by Transfer Agent. No Certificate evidencing any share of Convertible Preferred Stock is valid until such Certificate is countersigned by the Transfer Agent. Each Certificate will be deemed to be duly countersigned only when an authorized signatory of the Transfer Agent (or a duly appointed agent thereof) signs (by manual, facsimile or electronic signature) the countersignature block set forth in such Certificate.

(c) Method of Payment; Delay When Payment Date is Not a Business Day.

(i) Method of Payment.

(1) Electronic Certificates. The Corporation will pay (or cause the Paying Agent to pay) all cash amounts due with respect to any outstanding shares of Convertible Preferred Stock evidenced by an Electronic Certificate, out of funds legally available therefor, by wire transfer of immediately available funds.

(2) Physical Certificates. The Corporation will pay (or cause the Paying Agent to pay) all cash amounts due with respect to any outstanding shares of Convertible Preferred Stock evidenced by a Physical Certificate, out of funds legally available therefor, as follows:

(A) if the aggregate Liquidation Preference of the outstanding shares of Convertible Preferred Stock evidenced by such Physical Certificate is at least five million dollars ($5,000,000) (or such lower amount as the Corporation may choose in its sole and absolute discretion) and the Holder of such Convertible Preferred Stock entitled to such cash amount has delivered to the Paying Agent, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and

(B) in all other cases, by check mailed to the address of such Holder set forth in the Register.

To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Dividend due on a Dividend Payment Date for the Convertible Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

(ii) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any outstanding share of Convertible Preferred Stock as provided in this Certificate of Designation is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designation, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by applicable law or executive order to close or be closed will be deemed not to be a “Business Day.”

(d) Transfer Agent, Registrar, Paying Agent and Conversion Agent.

(i) Generally. The Corporation designates its principal U.S. executive offices, and any office of the Transfer Agent in the continental United States, as an office or agency where Convertible Preferred Stock may be presented for: (1) registration of transfer or for exchange (the “Registrar”); (2) payment (the “Paying Agent”); and (3) conversion (the “Conversion Agent”). At all times when any shares of Convertible Preferred Stock are outstanding, the Corporation will maintain an office in the continental United States constituting the Registrar, Paying Agent and Conversion Agent.

(ii) Maintenance of the Register. The Corporation will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Corporation and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes to the fullest extent permitted by applicable law. The Register will be in written form or kept on, or by means of, or in the form of, any information storage device, method or one or more electronic networks or databases; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation will promptly provide a copy of the Register to any Holder upon its written demand.

(iii) Subsequent Appointments. By notice to each Holder, the Corporation may, at any time, appoint any Person (including any Subsidiary of the Corporation) to act as Registrar, Paying Agent or Conversion Agent.

(iv) If the Corporation or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then: (1) it will segregate for the benefit of the Holders all money and other property held by it as Paying Agent or Conversion Agent; and (2) references in this Certificate of Designation to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or with respect to the Convertible Preferred Stock, will be deemed to refer to cash or other property so segregated, or to the segregation of such cash or other property, respectively.

(e) Legends.

(i) Restricted Stock Legend.

(1) Each Certificate evidencing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2) If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 4(e)(i)(2)), including pursuant to Sections 4(g) or 4(i), then the Certificate evidencing such share will bear the Restricted Stock Legend if the Certificate evidencing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate evidencing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii) Transfer Restrictions Legend. Each Certificate evidencing a share of Convertible Preferred Stock will bear the Transfer Restrictions Legend and be subject to the restrictions on transfer contained in Sections 4.2(a) and 4.2(b) of the Purchase Agreement.

(iii) Other Legends. The Certificate evidencing any outstanding shares of Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designation, as may be required by applicable law, by the rules of any applicable depositary for the Convertible Preferred Stock or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Corporation to be appropriate.

(iv) Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Convertible Preferred Stock evidenced by a Certificate bearing any legend required by this Section 4(e) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(v) Legends on Conversion Shares.

(1) Each Conversion Share will bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such a legend if the Corporation determines, in its reasonable discretion, that such Conversion Share need not bear such a legend.

(2) Notwithstanding anything to the contrary in Section 4(e)(v)(1), a Conversion Share need not bear a legend pursuant to Section 4(e)(v)(1) if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto; provided, however, that the Corporation may take measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.

(f) Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i) Provisions Applicable to All Transfers and Exchanges.

(1) Generally. Subject to this Section 4(f) and Sections 4.1(a) and 4.1(b) of the Purchase Agreement, any outstanding share of Convertible Preferred Stock evidenced by any Certificate may be transferred or exchanged from time to time and, upon receiving an executed Assignment Form (in substantially the form set forth on Exhibit A hereto), the Corporation will cause the Registrar to record each such transfer or exchange in the Register.

(2) No Services Charge; Transfer Taxes. The Corporation and the Share Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Corporation, the Transfer Agent, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Convertible Preferred Stock, other than exchanges pursuant to Section 4(g) or Section 4(n) not involving any transfer (and; provided that (A) any such taxes or charges incurred in connection with the original issuance of the Convertible Preferred Stock shall be paid and borne by the Corporation; and (B) any such taxes or charges incurred in connection with a conversion of the Convertible Preferred Stock pursuant to Section 11 shall be paid and borne as provided in Section 13).

(3) No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designation, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

(4) Legends. Each Certificate evidencing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 4(e).

(5) Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any Convertible Preferred Stock, the Corporation will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(6) Exchanges to Remove Transfer Restrictions. For the avoidance of doubt, and subject to the terms of this Certificate of Designation, as used in this Section 4(f), an “exchange” of a Certificate includes an exchange effected for the sole purpose of removing any Restricted Stock Legend affixed to such Certificate.

(ii) Transfers and Exchanges of Convertible Preferred Stock.

(1) Subject to this Section 4(f), a Holder of any Convertible Preferred Stock evidenced by a Certificate may (x) transfer any whole number of shares of such Convertible Preferred Stock to one or more other Person(s); and (y) exchange any whole number of shares of such Convertible Preferred Stock for an equal number of shares of Convertible Preferred Stock evidenced by one or more other Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must, if such Certificate is a Physical Certificate, surrender such Physical Certificate to the office of the Transfer Agent or the Registrar, together with any endorsements or transfer instruments reasonably required by the Corporation, the Transfer Agent or the Registrar.

(2) Upon the satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any whole number of shares of a Holder’s Convertible Preferred Stock evidenced by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 4(f)(ii)(2)):

(A) such old Certificate will be promptly cancelled pursuant to Section 4(k);

(B) if fewer than all of the shares of Convertible Preferred Stock evidenced by such old Certificate are to be so transferred or exchanged, then the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 4(e);

(C) in the case of a transfer to a transferee, the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 4(e); and

(D) in the case of an exchange, the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock to be so exchanged; (y) are registered in the name of the Person to whom such old Certificate was registered; and (z) bear each legend, if any, required by Section 4(e).

(iii) Transfers of Shares Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designation, the Corporation, the Transfer Agent and the Registrar will not be required to register the transfer of or exchange any share of Convertible Preferred Stock that has been surrendered for conversion.

(g) Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Change of Control or a Redemption.

(i) Partial Conversions of Physical Certificates and Partial Repurchases of Physical Certificates Pursuant to a Repurchase Upon Change of Control or a Redemption. If fewer than all of the shares of Convertible Preferred Stock evidenced by a Physical Certificate (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 4(g)(i)) are to be converted pursuant to Section 11 or repurchased pursuant to a Repurchase Upon Change of Control or a Redemption, then, as soon as reasonably practicable after such Physical Certificate is surrendered for such conversion or repurchase, as applicable, the Corporation will cause such Physical Certificate to be exchanged, pursuant and subject to Section 4(f), for (1) one or more Physical Certificates that each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Physical Certificate that are not to be so converted or repurchased, as applicable, and deliver such Physical Certificate(s) to such Holder; and (2) a Physical Certificate evidencing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Physical Certificate that are to be so converted or repurchased, as applicable, which Physical Certificate will be converted or repurchased, as applicable, pursuant to the terms of this Certificate of Designation; provided, however, that the Physical Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion or repurchase, as applicable, are deemed to cease to be outstanding pursuant to Section 4(m).

(ii) Cancellation of Convertible Preferred Stock that Is Converted and Convertible Preferred Stock that Is Repurchased Pursuant to a Repurchase Upon Change of Control or a Redemption. If shares of Convertible Preferred Stock evidenced by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 4(g)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 4(g)(ii)) are to be converted pursuant to Section 11 or repurchased pursuant to a Repurchase Upon Change of Control or a Redemption, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 4(m) and the time such old Certificate is surrendered for such conversion or repurchase, as applicable, (1) such old Certificate will be cancelled pursuant to Section 4(k); and (2) in the case of a partial conversion or repurchase, the Corporation will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(b), one or more Certificates that (x) each evidence a whole number of shares of Convertible Preferred Stock and, in the aggregate, evidence a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock evidenced by such old Certificate that are not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 4(e).

(h) Status of Converted, Redeemed or Repurchased Shares of Convertible Preferred Stock. If any share of Convertible Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Convertible Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Convertible Preferred Stock. Any share of Convertible Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the Certificate of Incorporation or imposed by the General Corporation Law of the State of Delaware.

(i) Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) evidencing such Convertible Preferred Stock have been mutilated, lost, stolen, destroyed or wrongfully taken, then the Corporation will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(a), a replacement Certificate evidencing such Convertible Preferred Stock upon surrender to the Corporation or the Transfer Agent of such mutilated Certificate, or upon delivery to the Corporation or the Transfer Agent of evidence of such loss, taking, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Corporation. In the case of a lost, stolen, destroyed or wrongfully taken Certificate evidencing Convertible Preferred Stock, the Corporation and the Transfer Agent may require the Holder or such Holder’s representative to provide the Corporation such security or indemnity that is reasonably satisfactory to the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Certificate evidencing Convertible Preferred Stock issued pursuant to this Section 4(i) will, upon such replacement, be deemed to be evidence of outstanding share(s) of Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designation equally and ratably with all other shares of Convertible Preferred Stock then outstanding.

(j) Registered Holders. Only the Holder of any share of Convertible Preferred Stock will have such powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, as set forth in this Certificate of Designation as the owner of such share of Convertible Preferred Stock.

(k) Cancellation. The Corporation may at any time deliver Certificates evidencing Convertible Preferred Stock, if any, to the Transfer Agent for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Transfer Agent each share of Convertible Preferred Stock duly surrendered to them for transfer, exchange, payment or conversion. The Corporation will cause the Transfer Agent to promptly cancel all Certificates evidencing shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(l) Shares Held by the Corporation or its Subsidiaries. Without limiting the generality of Section 4(g) and Section 4(m), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Corporation or any of its Subsidiaries will be deemed not to be outstanding.

(m) Outstanding Shares.

(i) Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares indicated as outstanding in the Register, excluding those shares of Convertible Preferred Stock that have theretofore been: (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 4(k); (2) paid in full upon their conversion or upon their repurchase pursuant to a Repurchase Upon Change of Control or upon their redemption pursuant to a Redemption in accordance with this Certificate of Designation; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii), (iv) or (v) of this Section 4(m).

(ii) Replaced Shares. If any Certificate evidencing any share of Convertible Preferred Stock is replaced pursuant to Section 4(i), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Corporation receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii) Shares to Be Repurchased Pursuant to a Redemption. If, on a Redemption Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price): (1) the shares of Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(d)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Redemption Price as provided in Section 8 (and, if applicable, declared Dividends as provided in Section 6(d)).

(iv) Shares to Be Repurchased Pursuant to a Repurchase Upon Change of Control. If, on a Change of Control Repurchase Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Change of Control Repurchase Price due on such date, then (unless there occurs a default in the payment of the Change of Control Repurchase Price): (1) the shares of Convertible Preferred Stock to be repurchased on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(d)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Change of Control Repurchase Price as provided in Section 9 (and, if applicable, declared Dividends as provided in Section 6(d)).

(v) Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 11 upon such conversion): (1) such shares of Convertible Preferred Stock will be deemed to cease to be outstanding (without limiting the Corporation’s obligations pursuant to Section 6(d)); and (2) the rights of the Holders of such shares of Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 11 (and, if applicable, declared Dividends as provided in Section 6(d)).

(n) Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 10, if any valid amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designation changes the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Convertible Preferred Stock, then the Corporation may, in its discretion, require the Holder of the Certificate evidencing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Corporation on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Corporation may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 4(a), a new Certificate evidencing such Convertible Preferred Stock that reflects the changed powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any. The failure to make any appropriate notation or issue a new Certificate evidencing any Convertible Preferred Stock pursuant to this Section 4(n) will not impair or affect the validity of such amendment, supplement or waiver.

Section 5. Ranking. The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Stock with respect to the payment of dividends; and (ii) Liquidation Senior Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up.

Section 6. Dividends.

(a) Regular Dividends.

(i) Generally. The Convertible Preferred Stock shall accumulate cumulative dividends at a rate per annum equal to the applicable Regular Dividend Rate on the Liquidation Preference thereof (calculated in accordance with Section 6(a)(iii)), regardless of whether or not declared or assets are legally available for their payment (such dividends that accumulate on the Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”). Regular Dividends shall accrue quarterly in arrears on each Regular Dividend Payment Date with respect to the Convertible Preferred Stock to the Holders as of the immediately preceding Regular Dividend Record Date and such Regular Dividends shall accrue regardless of whether they have been declared. In the Corporation’s sole discretion, any Regular Dividends may be paid (A) in cash, when, as and if declared by the Board of Directors or (B) if a cash dividend is not declared and paid in cash on a Regular Dividend Payment Date, by adding the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of such Regular Dividend (or, if applicable, portion thereof) not paid in cash (without duplication), effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time, which addition shall occur automatically, without the need of any action on the part of the Corporation or any other Person (such an increase in the Liquidation Preference, a “Liquidation Preference Dividend”). Dividends on the Convertible Preferred Stock shall accumulate daily in arrears from, and including, the last date on which Dividends have been accrued or paid (or, if no Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date. If a Regular Dividend is declared by the Board of Directors, then such Regular Dividend shall be paid in cash. The Corporation shall not be required to declare any Regular Dividend, and any declaration of a Regular Dividend shall be solely at the discretion of the Board of Directors.

(ii) Cash Dividend Date. Notwithstanding anything else in this Certificate of Designation, on and after the Cash Dividend Date, Regular Dividends must be paid in cash; provided that the Corporation shall not be required to pay any such Regular Dividends in cash (1) unless the Credit Agreement would not prohibit the payment of such Regular Dividends in cash and (2) for so long as the Convertible Preferred Stock would constitute Disqualified Stock (as defined in the Credit Agreement) under the Credit Agreement if Regular Dividends are required to be paid in cash, if the Restricted Payment Conditions (as defined in the Credit Agreement) could not be satisfied with respect to such Regular Dividend payment in cash. For the avoidance of doubt, if the Corporation does not pay such Regular Dividends in cash for any period on or after the Cash Dividend Date as a result of such Credit Agreement prohibition, then a Liquidation Preference Dividend (a “Credit Agreement Prohibited Dividend”) shall automatically accrue with respect to such period. In the event of accrual of a Credit Agreement Prohibited Dividend, the Corporation shall promptly use commercially reasonable efforts to seek an amendment, restatement or other modification of the Credit Agreement that would not prohibit the payment of Regular Dividends in cash. Upon removal of such prohibition on the payment of Regular Dividends in cash, the Corporation shall be permitted, but not required, to redeem for cash an aggregate portion of the Liquidation Preference of the Convertible Preferred Stock equal to the dollar amount of the Credit Agreement Prohibited Dividends accrued (a “Credit Agreement Prohibited Dividend Redemption”) pursuant to and in accordance with Section 8.

(iii) Computation of Regular Dividends. Regular Dividends shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Convertible Preferred Stock shall accrue on the Liquidation Preference of such share as of immediately before the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Initial Issue Date of such share).

(b) Calculation of Dividends. Notwithstanding anything to the contrary in the foregoing, if upon any Regular Dividend Payment Date subsequent to July 31, 2026, the Liquidation Preference Dividend or any portion thereof would result in the number of shares of Common Stock into which the outstanding Convertible Preferred Stock could be converted to contravene the Issuance Limitation prior to the date the Requisite Stockholder Approval is obtained, then the Corporation must either (i) make each dividend payment or any portion thereof on the Convertible Preferred Stock on each such Regular Dividend Payment Date in cash or (ii) make a Liquidation Preference Dividend at a rate per annum equal to the otherwise applicable Regular Dividend Rate plus a one-time automatic increase of two percent (2.0%) per annum for such Regular Dividend and all subsequent Regular Dividends until the Requisite Stockholder Approval is obtained, which, for the avoidance of doubt, such automatic increase will represent a maximum aggregate increase of two percent (2.0%) on the otherwise applicable Regular Dividend Rate.

(c) Participating Dividends.

(i) Generally. Subject to the rights of the holders of any Dividend Senior Stock, on parity with the holders of any Dividend Parity Stock and subject to Section 6(c)(ii), no dividends or other distribution on the Class A Common Stock will be declared or paid in cash on the Common Stock (a “Common Stock Dividend”) unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that: (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 11 but without regard to Section 11(h)) in respect of one (1) share of Convertible Preferred Stock if such share of Convertible Preferred Stock was converted as of an Optional Conversion Date occurring immediately prior to such Record Date.

(ii) Class A Common Stock Change Events. Section 6(c)(i) will not apply to, and no Participating Dividend will be required to be declared or paid on the Convertible Preferred Stock in respect of a Class A Common Stock Change Event, as to which Section 11(i) will apply.

(d) Treatment of Dividends Upon Redemption, Repurchase Upon Change of Control or Conversion. If the Redemption Date, Change of Control Repurchase Date or Conversion Date with respect to any share of Convertible Preferred Stock is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Redemption, Repurchase Upon Change of Control or conversion, as applicable, to receive, on or, at the Corporation’s election, before such Dividend Payment Date, such declared Dividend on such share.

Section 7. Rights Upon Liquidation, Dissolution or Winding Up.

(a) Generally. If the Corporation liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Liquidation Senior Stock and on parity with the holders of any outstanding Liquidation Parity Stock, each share of Convertible Preferred Stock shall entitle the Holder thereof to receive payment for the greater of the amounts set forth in clause (i) and (ii) below out of the Corporation’s assets or funds legally available for distribution to the Corporation’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i) a liquidation preference equal to the greater of: (x) an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock, as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of thirteen percent (13.0%) per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of Convertible Preferred Stock to the date immediately prior to the date of determination; and (y) a return on investment with respect to such share of Convertible Preferred Stock of 1.30x, calculated as the quotient of (1) the aggregate amount of cash, including cash Dividends, received by the Holder in respect of such share of Convertible Preferred Stock as of the applicable time of determination divided by (2) the Initial Liquidation Preference; and

(ii) the amount such Holder would have received in respect of the number of shares of Class A Common Stock that would be issuable upon conversion of such share of Convertible Preferred Stock in connection with an Optional Conversion pursuant to Section 11 assuming the Conversion Date of such conversion occurs on the date of such payment, without regard to any of the limitations on convertibility contained in Section 11(h).

Upon payment of such amount in full on the outstanding Convertible Preferred Stock pursuant to the foregoing provisions of this Section 7(a), Holders will have no rights to the Corporation’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled. For the avoidance of doubt, a reorganization or liquidation pursuant to applicable federal, state or local bankruptcy or insolvency law shall be deemed to constitute a liquidation, dissolution, or winding up of the affairs of the Corporation.

(b) Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 7(a), the Corporation’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Corporation’s assets (other than a sale, lease or other transfer in connection with the Corporation’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Corporation’s liquidation, dissolution or winding up, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

(c) Treatment of Convertible Preferred Stock. Notwithstanding anything to the contrary herein, any redemption, repurchase, distribution in respect of a liquidation, dissolution or winding up, conversion-related payment or delivery of consideration, or any other payment or delivery of consideration with respect to, or in exchange for, the Convertible Preferred Stock pursuant to the terms of this Certificate of Designation shall be made on the same terms and for the same per share amount and form of consideration to each outstanding share of Convertible Preferred Stock, and any such action pursuant to the terms of this Certificate of Designation involving fewer than all outstanding shares shall be effected on a pro rata basis among all Holders based on the number of shares then held by each such Holder (or, if required by applicable law, by lot). If any election or choice is offered as to the form of consideration, such election shall be made available to all Holders on a uniform, per share basis. No consideration or other benefit (including any agreement, waiver, amendment or side letter) shall be offered, paid or delivered to any Holder in connection with any of the foregoing unless the same consideration or benefit, in form and value, on a per share basis, is concurrently offered, paid or delivered to all Holders.

Section 8. Right of the Corporation to Redeem the Convertible Preferred Stock.

(a) Right to Redeem On or After the Five-Year Anniversary. Subject to the terms of this Section 8, the Corporation has the right, at its election, to redeem, subject to the right of the Holders to convert the Convertible Preferred Stock pursuant to Section 11 prior to such redemption, any or all of the Convertible Preferred Stock, at any time, on a Redemption Date beginning on or after the five (5) year anniversary of the Initial Issue Date, for a cash purchase price equal to the Redemption Price (each such redemption, a “Permitted Redemption” and, together with any Credit Agreement Prohibited Dividend Redemption and any Parity Issuance Redemption, a “Redemption”); provided that, with respect to any Holder so redeemed, and unless otherwise consented to by such Holder in writing, such Permitted Redemption results in such Holder holding less than eighty percent (80.0%) of the Corporation’s voting stock held by such Holder prior to such Permitted Redemption as determined for purposes of Section 302(b)(2) of the Internal Revenue Code of 1986, as amended; provided, further, that the Corporation shall not effect a partial Permitted Redemption in an amount that would cause the aggregate number of shares of Convertible Preferred Stock outstanding, after giving effect to such Permitted Redemption, to be less than 100,000.

(b) Redemption Prohibited in Certain Circumstances. The Corporation will not elect a Redemption of, or otherwise send a Redemption Notice in respect of a Redemption of, any Convertible Preferred Stock pursuant to this Section 8 unless the Corporation has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the Redemption Price in respect of all shares of Convertible Preferred Stock called for Redemption.

(c) Redemption Date. The Redemption Date for a Redemption will be a Business Day chosen by the Board of Directors that is no more than twenty (20), nor less than ten (10), calendar days after the Redemption Notice Date for such Redemption.

(d) Redemption Price. The Redemption Price for any share of Convertible Preferred Stock to be repurchased pursuant to a Permitted Redemption shall be an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock, as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of fifteen percent (15.0%) per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of Convertible Preferred Stock to the date immediately prior to the applicable Redemption Date.

(e) Redemption Notice. To elect the Redemption of any share of Convertible Preferred Stock, the Corporation must send to the Holder of such share a notice of such Redemption (a “Redemption Notice”), which Redemption Notice must state:

(i) that such share has been called for Redemption under this Certificate of Designation;

(ii) the Redemption Date for such Redemption;

(iii) the Redemption Price per share of Convertible Preferred Stock;

(iv) if the Redemption Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend will be paid in accordance with Section 6(d);

(v) the name and address of the Transfer Agent and the Conversion Agent, as well as instructions whereby the Holder may surrender the Physical Certificate evidencing such share (if a Physical Certificate has been issued in respect of such share) to the Transfer Agent or Conversion Agent;

(vi) that the share of Convertible Preferred Stock called for Redemption may be converted pursuant to Section 11, at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Corporation fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Corporation pays such Redemption Price in full); and

(vii) the Conversion Price in effect on the Redemption Notice Date for such Redemption;

provided that any such Redemption Notice delivered by the Corporation may, at the Corporation’s discretion, be subject to one or more conditions precedent, including, but not limited to, refinancing or replacing the Credit Agreement or certain related transactions or events, as the case may be; provided, further, that if the Redemption Date is delayed, the Corporation shall deliver an updated Redemption Notice at least three (3) Business Days prior to the new Redemption Date.

(f) Payment of the Redemption Price. The Corporation will cause the Redemption Price for each share of Convertible Preferred Stock subject to Redemption to be paid to the Holder thereof on the applicable Redemption Date.

Section 9. Right of Holders to Require the Corporation to Repurchase Convertible Preferred Stock Upon a Change of Control.

(a) Change of Control Repurchase Right. Subject to the other terms of this Section 9, if a Change of Control occurs, then each Holder may, at its election, effective as of immediately prior to the Change of Control, either (i) convert (which conversion shall be mandatory and binding on the Corporation) all, or any whole number of shares that is less than all, of such Holder’s shares of Convertible Preferred Stock pursuant to Section 11 at the then-current Conversion Price or (ii) require the Corporation to repurchase (which repurchase shall be mandatory and binding on the Corporation and shall occur prior to the consummation of such Change of Control) (the “Change of Control Repurchase Right”) all, or any whole number of shares that is less than all, of such Holder’s shares of Convertible Preferred Stock that have not been converted pursuant to the foregoing clause (i) on the Change of Control Repurchase Date for such Change of Control, out of funds legally available therefor, for a cash purchase price equal to the Change of Control Repurchase Price.

(b) Funds Legally Available for Payment of Change of Control Repurchase Price; Covenant Not to Take Certain Actions. If the Corporation does not have sufficient funds legally available to pay the Change of Control Repurchase Price of all shares of Convertible Preferred Stock that are to be repurchased pursuant to a Repurchase Upon Change of Control, then the Corporation shall: (1) pay the maximum amount of such Change of Control Repurchase Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be repurchased pursuant to such Repurchase Upon Change of Control; and (2) purchase any shares of Convertible Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Repurchase Price as soon as practicable after the Corporation is able to make such purchase out of funds legally available for the purchase of such shares of Convertible Preferred Stock. The inability of the Corporation (or its successor) to make a purchase payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Corporation fails to pay the Change of Control Repurchase Price in full when due in accordance with this Section 9 in respect of some or all of the shares or Convertible Preferred Stock to be repurchased pursuant to the Change of Control Repurchase Right, the Corporation will pay Dividends on such shares not repurchased at the applicable Regular Dividend Rate until such shares are repurchased, payable quarterly in arrears, out of funds legally available, on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Initial Issue Date, as applicable) upon which the Corporation fails to pay the Change of Control Repurchase Price in full when due in accordance with this Section 9 through but not including the latest of the day upon which the Corporation pays the Change of Control Repurchase Price in full in accordance with this Section 9. For the avoidance of doubt, the Change of Control Repurchase Price shall not be required to be paid in cash unless Payment in Full (as defined in the Credit Agreement) under the Credit Agreement has occurred (the “Repayment Condition”); provided that if the proceeds of any transaction or series of related transactions constituting the Change of Control would be sufficient to both (x) satisfy the Repayment Condition and (y) pay all or any portion of the Change of Control Repurchase Price, the Corporation shall be obligated to satisfy the Repayment Condition such that the Corporation shall not be restricted from repaying the Change of Control Repurchase Price in whole or in part on the Change of Control Repurchase Date. Notwithstanding the foregoing, in the event a Holder exercises a Change of Control Repurchase Right pursuant to this Section 9 at a time when the Corporation is restricted or prohibited (contractually or otherwise, including under the Credit Agreement) from repurchasing some or all of the Convertible Preferred Stock subject to the Change of Control Repurchase Right, the Corporation will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to such Holder under this Certificate of Designation, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to comply with its obligations under this Section 9. The Corporation will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Change of Control unless the Corporation will have sufficient funds legally available to fully pay the maximum aggregate Change of Control Repurchase Price that would be payable in respect of such Change of Control on all shares of Convertible Preferred Stock then outstanding.

(c) Change of Control Repurchase Date. The “Change of Control Repurchase Date” for any Change of Control will be on or prior to the date of the effectiveness of the Change of Control.

(d) Change of Control Repurchase Price. The Change of Control Repurchase Price for any share of Convertible Preferred Stock to be repurchased upon a Repurchase Upon Change of Control following a Change of Control is an amount in cash equal to the greater of: (i) an amount in cash that, when taken together with any cash Dividends or other cash payments received by the Holder in respect of such share of Convertible Preferred Stock, as of the applicable time of determination, results in the Holder having received an aggregate amount of cash with respect to such share of Convertible Preferred Stock yielding an internal rate of return (calculated using the XIRR function of Microsoft Excel or any successor function) of thirteen percent (13.0%) per annum on the Initial Liquidation Preference from the Initial Issue Date of such share of

Convertible Preferred Stock to the date immediately prior to the applicable Change of Control Repurchase Date; and (ii) a return on investment with respect to such share of Convertible Preferred Stock of 1.30x, calculated as the quotient of (A) the aggregate amount of cash, including cash Dividends, received by the Holder in respect of such share of Convertible Preferred Stock as of the applicable time of determination divided by (B) the Initial Liquidation Preference.

(e) Initial Change of Control Notice. No less than twenty (20) Business Days prior to the date on which the Corporation reasonably anticipates consummating a Change of Control (or, if the Corporation discovers that a Change of Control may occur within less than twenty (20) Business Days, promptly after such discovery by the Corporation but in any case no less than ten (10) Business Days prior to the consummation of a Change of Control), an initial written notice (the “Initial Change of Control Notice”) shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain the date on which the Change of Control is anticipated to be effected (the “Anticipated Change of Control Date”). If the Corporation determines after delivery of an Initial Change of Control Notice that it will not consummate the Change of Control on the Anticipated Change of Control Date, the Corporation will promptly (but in any case no less than ten (10) Business Days prior to the consummation of a Change of Control) deliver an updated Initial Change of Control Notice.

(f) Change of Control Notice. No less than ten (10) Business Days prior to the effective date of a Change of Control, the Corporation will send to each Holder a final written notice of such Change of Control (a “Change of Control Notice”). Such Change of Control Notice must state:

(i) briefly, the events causing such Change of Control;

(ii) the effective date of such Change of Control;

(iii) the procedures that a Holder must follow to require the Corporation to repurchase its Convertible Preferred Stock pursuant to this Section 9;

(iv) the Change of Control Repurchase Date for such Change of Control;

(v) the Change of Control Repurchase Price per share of Convertible Preferred Stock, including reasonable detail of the calculation thereof;

(vi) if the Change of Control Repurchase Date is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, that such Dividend will be paid in accordance with Section 6(a);

(vii) the name and address of the Transfer Agent and the Conversion Agent;

(viii) the Conversion Price in effect on the date of such Change of Control Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control;

(ix) that Convertible Preferred Stock may be converted pursuant to Section 11 at any time before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date (or, if the Corporation fails to pay the Change of Control Repurchase Price due on such Change of Control Repurchase Date in full, at any time until such time as the Corporation pays such Change of Control Repurchase Price in full);

(x) that shares of Convertible Preferred Stock for which a Change of Control Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Change of Control Repurchase Price; and

(xi) that shares of Convertible Preferred Stock that are subject to a Change of Control Repurchase Notice that has been duly tendered may be converted only if such Change of Control Repurchase Notice is withdrawn in accordance with this Certificate of Designation.

Within five (5) Business Days of receipt of a Change of Control Notice, any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Corporation in writing thereof and shall specify (x) whether such Holder is electing to exercise its rights pursuant to clause (i) or (ii) of Section 9(a) and (y) the number of shares of Convertible Preferred Stock subject thereto.

For the avoidance of doubt, the Corporation shall not consummate a Change of Control on a date that is less than five (5) Business Days after delivery of a Change of Control Notice to the Holders.

(g) Procedures to Exercise the Change of Control Repurchase Right.

(i) Delivery of Change of Control Repurchase Notice and Shares of Convertible Preferred Stock to Be Repurchased. To exercise its Change of Control Repurchase Right for any share(s) of Convertible Preferred Stock, the Holder thereof must deliver to the Paying Agent:

(1) before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date (or such later time as may be required by applicable law), a duly completed, written Change of Control Repurchase Notice with respect to such share(s); and

(2) such share(s), duly endorsed for transfer (to the extent such share(s) are evidenced by one or more Physical Certificates).

(ii) Contents of Change of Control Repurchase Notices. Each Change of Control Repurchase Notice with respect to any share(s) of Convertible Preferred Stock must state:

(1) if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2) the number of shares of Convertible Preferred Stock to be repurchased, which must be a whole number; and

(3) that such Holder is exercising its Change of Control Repurchase Right with respect to such share(s).

(iii) Withdrawal of Change of Control Repurchase Notice. A Holder that has delivered a Change of Control Repurchase Notice with respect to any share(s) of Convertible Preferred Stock may withdraw such Change of Control Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date. Such withdrawal notice must state:

(1) if such share(s) are evidenced by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2) the number of shares of Convertible Preferred Stock to be withdrawn, which must be a whole number; and

(3) the number of shares of Convertible Preferred Stock, if any, that remain subject to such Change of Control Repurchase Notice, which must be a whole number.

If any Holder delivers to the Paying Agent any such withdrawal notice withdrawing any share(s) of Convertible Preferred Stock from any Change of Control Repurchase Notice previously delivered to the Paying Agent, and such share(s) have been surrendered to the Paying Agent, then such share(s) will be returned to the Holder thereof.

(h) Payment of the Change of Control Repurchase Price. Subject to Section 9(b), the Corporation will cause the Change of Control Repurchase Price for each share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Change of Control to be paid to the Holder thereof on the applicable Change of Control Repurchase Date and, for the avoidance of doubt, not after consummation of the Change of Control.

(i) Third Party May Conduct Repurchase Offer In Lieu of the Corporation. Notwithstanding anything to the contrary in this Section 9, the Corporation will be deemed to satisfy its obligations under this Section 9 if one or more third parties conduct any Repurchase Upon Change of Control and related offer to repurchase Convertible Preferred Stock otherwise required by this Section 9 in a manner that would have satisfied the requirements of this Section 9 if conducted directly by the Corporation.

(j) Change of Control Agreements. To the fullest extent permitted by applicable law, the Corporation shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for, or does not interfere with or prevent (as applicable), the exercise by the Holders of their Change of Control Repurchase Right in a manner that is consistent with, and gives effect to, this Section 9 and (ii) the acquiring or surviving Person in such Change of Control represents and covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Corporation’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Repurchase Price in respect of all outstanding shares of Convertible Preferred Stock prior to the Change of Control Repurchase Date pursuant to this Section 9.

Section 10. Voting Rights.

(a) Generally. Except as provided by this Certificate of Designation or applicable law, the Holders will have the right to vote (in their capacity as Holders) together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock (“Voting Rights”), and, for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to be treated as if such Holder were the holder of record, as of the Record Date or other relevant date for such matter, of a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock that would be issuable (determined in accordance with Section 11(e)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such Record Date or other relevant date, and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws and the General Corporation Law of the State of Delaware as if the Holders were holders of Class A Common Stock. Notwithstanding the foregoing: (i) no Holder of Convertible Preferred Stock will have Voting Rights with respect to the election of members to the Board of Directors prior to the expiration or early termination of the applicable waiting period, if any, under the HSR Act; and (ii) the aggregate voting power of the Convertible Preferred Stock when voting with the holders of the Common Stock shall be limited to the extent necessary to comply with the rules set forth in the NYSE Listed Company Manual, as applicable, and any resulting limitation on the voting rights of the Convertible Preferred Stock shall apply pro rata among the Holders thereof.

(b) Series A Director.

(i) Generally. For so long as Carnelian holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of (x) all of the shares of Convertible Preferred Stock (which, for the avoidance of doubt, shall cease to be the case upon the conversion of any share of Convertible Preferred Stock) issued to Carnelian on the Initial Issue Date and (y) more than three percent (3.0%) of the outstanding shares of the Corporation’s Common Stock (which shall be determined assuming the conversion of all of the shares of Convertible Preferred Stock, without regard to any of the limitations on convertibility contained in Section 11(b)), the Holders of outstanding shares of Convertible Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint and elect one (1) individual to the Board of Directors (such individual, the “Series A Director”), subject to the approval of the Board of Directors (such approval not to be unreasonably withheld, conditioned, delayed); provided, that (A) the shares of Convertible Preferred Stock held by Carnelian shall be the only shares of Convertible Preferred Stock entitled to vote, and (B) the initial Series A Director shall be Matthew Kelly, who is hereby deemed approved by the Board of Directors and shall be appointed to the Board of Directors as of the Initial Issue Date. Notwithstanding anything to the contrary set forth herein or otherwise, for so long as Holders of outstanding shares of Convertible Preferred Stock have the right to appoint the Series A Director, the shares of Convertible Preferred Stock held by Carnelian shall be the only shares of Convertible Preferred Stock entitled to vote on or consent to the removal without cause of such Series A Director, and the shares of Convertible Preferred Stock owned by any other Holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights with respect to such matter. In the event that a vacancy is created on the Board of Directors at any time due to the death, disability, retirement, resignation, or removal of a Series A Director, then Carnelian, voting on behalf of the Holders of outstanding shares of Convertible Preferred Stock entitled to vote thereon, voting separately as a single class, shall have the exclusive right to appoint an individual to fill such vacancy, and the shares of Convertible Preferred Stock owned by any other Holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights with respect to such matter; provided that such replacement appointee shall be an employee of Carnelian and shall be subject to the approval of the Board of Directors (such approval not to be unreasonably withheld, conditioned, delayed). In the event that Carnelian shall fail to appoint in writing a representative to fill the vacant Series A Director seat on the Board of Directors, and such Board of Directors seat shall remain vacant until such time as Carnelian elects an individual to fill such seat in accordance with this Section 10(b), and during any period where such seat remains vacant, the Board of Directors nonetheless shall be deemed duly constituted. For the avoidance of doubt and notwithstanding anything to the contrary in this Certificate of Designation, Carnelian’s rights under this Section 10(b) shall be non-transferable.

(ii) Indemnification. The Series A Director shall be entitled to advancement of expenses and indemnification in the same manner and to the same extent as the other non-executive members of the Board of Directors under the Corporation’s organizational documents, the General Corporation Law of the State of Delaware and any indemnification agreements. Any director minimum ownership requirements of the board policies shall be deemed satisfied in respect of the Series A Director, by the shares of Convertible Preferred Stock purchased pursuant to the Purchase Agreement, or any Conversion Shares, as applicable, held by Carnelian. The Corporation acknowledges and agrees that it is the indemnitor of first resort (i.e., its obligations to the Series A Director are primary and any obligation of Carnelian to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Series A Director are secondary).

(iii) Policies; Expenses. The Series A Director shall comply with the corporate governance principles and practices of the Corporation as in effect from time to time and applicable to directors generally, including the Corporation’s Corporate Governance Guidelines, the Corporation’s Code of Ethics and the Corporation’s Insider Trading Policy. The Series A Director shall be entitled to reimbursement of out-of-pocket expenses in the same manner and to the same extent as the other non-executive members of the Board of Directors, subject to the Corporation’s expense reimbursement policies as in effect from time to time.

(iv) Board Size. The size of the Board of Directors shall be increased as of the date hereof to give effect to the appointment of the Series A Director to the Board of Directors; provided that, as a condition to the appointment of the Series A Director, the Series A Director appointee shall submit to the Board of Directors an irrevocable resignation letter in a form reasonably acceptable to the Board of Directors which shall state that the Series A Director resigns upon the lapsing of the right to appoint a Series A Director contained in this Section 10(b) (the “Resignation Letter”), which the Board of Directors shall have the right to accept or reject upon such future date. Notwithstanding the foregoing, at the time when Carnelian ceases to be entitled to appoint and elect a Series A Director pursuant to Section 10(b) as a result of Carnelian either ceasing to hold (x) all of the shares of Convertible Preferred Stock issued to Carnelian on the Initial Issue Date or (y) at least three percent (3.0%) of the Corporation’s issued and outstanding shares of Common Stock (which shall be determined assuming the conversion of all of the shares of Convertible Preferred Stock, without regard to any of the limitations on convertibility contained in Section 11(b)), the right of Carnelian to appoint and elect a Series A Director shall permanently terminate and from and after such time and, subject to acceptance of the Resignation Letter by the Board of Directors, the Series A Director shall cease to be qualified to serve as a director, such directorship shall terminate and the size of the Board of Directors shall automatically be reduced (unless the Board of Directors, in its sole discretion, elects to fill such vacancy with another director).

(c) Voting and Consent Rights with Respect to Specified Matters.

(i) Generally. Subject to the other provisions of this Section 10(c), so long as any shares of Convertible Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, without, the affirmative vote or written consent of the Majority Holders, voting separately as a single series, take any of the following actions:

(1) any amendment, modification, repeal or waiver of any provision of the Certificate of Incorporation, this Certificate of Designation, the Bylaws, or the OpCo LLCA in a manner that adversely affects the rights, preferences and privileges or powers, or otherwise amends the terms, of the Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 10(c)(ii)); provided that any change to the size of the Board of Directors will not be deemed to adversely affect the rights, preferences and privileges or powers, of the Convertible Preferred Stock so long as such change does not adversely affect the rights of the Holders to designate, elect, remove or replace the Series A Director;

(2) any increase or decrease to the authorized number of shares of Convertible Preferred Stock;

(3) any issuances by the Corporation of shares of Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock or other securities or equity interests that would have or that do have preferences or relative, participating, option, special or other rights senior to or on parity with the Convertible Preferred Stock; provided that the Corporation will be permitted to issue shares of Dividend Parity Stock and Liquidation Parity Stock for so long as the Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement in effect as of the Initial Issue Date, but including the Convertible Preferred Stock and the proposed issuances of any such Dividend Parity Stock or Liquidation Parity Stock, as applicable, in the numerator of such ratio), calculated on a pro forma basis at the time of such issuance, does not exceed 2.75 to 1.00 (the “Parity Leverage Threshold”); provided, further, that if the Majority Holders do not vote or consent in favor of such issuance pursuant to this Section 10(c)(i)(3), then the Corporation shall have the right to redeem (a “Parity Issuance Redemption”), pursuant to and in accordance with Section 8 (subject to the right of the Holders to convert the Convertible Preferred Stock pursuant to Section 11 prior to such redemption), all of Convertible Preferred Stock and the issuance of such Dividend Parity Stock or Liquidation Parity Stock must be conditioned on the substantially simultaneous redemption of all of the shares of Convertible Preferred Stock then outstanding at the Parity Redemption Price and the Corporation may not waive such condition; provided, further, that (i) to the extent any Dividend Parity Stock or Liquidation Parity Stock is issued with a regular dividend rate higher than the equivalent rate provided in this Certificate of Designation, appropriate adjustment shall be made to this Certificate of Designation to increase the Regular Dividend Rate to such higher rate and (ii) to the extent any Dividend Parity Stock or Liquidation Parity Stock is issued with a liquidation preference with better economic terms than that provided in this Certificate of Designation in Section 7(a), appropriate adjustment shall be made to this Certificate of Designation to adjust the economic terms of the liquidation preference herein to such better economic terms; provided, further that in no event may the stated use of proceeds of issuances made pursuant to this Section 10(c)(i)(3) be to fund a distribution.

(4) create (by reclassification or otherwise) any new class or series of stock of the Corporation or units of OpCo (other than the Series A Convertible Preferred Units issued by OpCo to the Corporation in connection with issuance of the Convertible Preferred Stock and the accrual of any Liquidation Preference Dividends) having preferences or relative participating, option, special or other rights senior to the Convertible Preferred Stock (or, in the case of OpCo, senior to the Series A Convertible Preferred Units);

(5) (A) declare, pay or set apart for payment any dividends or distributions on Dividend Junior Stock, Liquidation Junior Stock or Common Units of OpCo (other than a Permitted Dividend) or (B) repurchase, redeem or otherwise acquire any Dividend Junior Stock, Liquidation Junior Stock or Common Unit of OpCo (other than a Permitted Payment);

(6) any action to deregister the Class A Common Stock under Section 12 of the Exchange Act or voluntarily delist such Class A Common Stock from a National Securities Exchange, other than as a result of a Change of Control in which the Corporation has complied with the terms of Section 9 of this Certificate of Designation;

(7) incur or otherwise become liable for any Indebtedness (as defined in the Credit Agreement in effect as of the Initial Issue Date) in an amount that would cause either (i) the Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement in effect as of the Initial Issue Date), calculated on a pro forma basis at the time of such incurrence, to exceed 2.25 to 1.00 or (ii) the Parity Leverage Threshold (excluding for purposes of such calculation, the Convertible Preferred Stock), calculated on a pro forma basis at the time of such incurrence, to exceed 2.75 to 1.00;

(8) cease to comply with the minimum hedging requirements specified on Exhibit C;

(9) form, create or suffer to exist any Subsidiaries of the Corporation other than (i) Wholly Owned Subsidiaries of the Corporation and OpCo or (ii) Non-Wholly Owned Permitted Subsidiaries for a bona fide business purpose, the terms of which are on an arm’s length basis determined by the independent members of the Board of Directors; or

(10) agree, authorize or commit to do any of the foregoing;

provided that only Holders who, as of the time upon which such Holder is called to vote or give their consent, hold, together with such Holder’s Affiliates, record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least 60,000 shares of Convertible Preferred Stock will have the right to vote with respect to the consent rights enumerated in Section 10(c)(i)(3), Section 10(c)(i)(7), Section 10(c)(i)(8), Section 10(c)(i)(9) and, solely to the extent related to such enumerated consent rights, Section 10(c)(i)(10); provided, further, that the voting and consent rights enumerated in Section 10(c)(i)(3), Section 10(c)(i)(7), Section 10(c)(i)(8), Section 10(c)(i)(9) and, solely to the extent related to such enumerated consent rights, Section 10(c)(i)(10), shall terminate automatically without any action required on behalf of the Corporation or the Holders on the date when, in the aggregate, less than 100,000 shares of Convertible Preferred Stock remain outstanding; provided, further, that, to the extent not already terminated pursuant to the immediately preceding proviso, if, at any time when at least 100,000 shares of Convertible Preferred Stock remain outstanding, Carnelian and Quantum collectively beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) less than a majority of the then outstanding shares of Convertible Preferred Stock, then (1) for so long as Carnelian beneficially owns at least 60,000 shares of Convertible Preferred Stock, any action pursuant to Section 10(c)(i)(3) or Section 10(c)(i)(7) shall also require Carnelian’s prior written consent, which consent right shall be non-transferable and shall automatically terminate upon Carnelian beneficially owning fewer than 60,000 shares of Convertible Preferred Stock and (2) for so long as Quantum beneficially owns at least 60,000 shares of Convertible Preferred Stock, any action pursuant to Section 10(c)(i)(3) or Section 10(c)(i)(7) shall also require Quantum’s prior written consent, which consent right shall be non-transferable and shall automatically terminate upon Quantum beneficially owning fewer than 60,000 shares of Convertible Preferred Stock.

In addition, any action that would adversely affect (i) the Conversion Price, Liquidation Preference, the Mandatory Conversion Right, or Change of Control Repurchase Price, or (ii) any right, preference, privilege or power of any Holder of Convertible Preferred Stock, in each case, in a manner that is disproportionate to one Holder (or group of Holders) relative to the other Holders of Convertible Preferred Stock shall require the prior written consent of such affected Holder. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Convertible Preferred Stock. For clarification purposes, this provision is intended for the Corporation to treat all Holders as a single class and shall not in any way be construed as such Holders acting in concert or as a group with respect to the purchase, disposition or voting of the Convertible Preferred Stock or otherwise. In connection with seeking the affirmative vote or written consent of the Majority Holders pursuant to this Section 10(c) that relates to a transaction where the parties include the Corporation or any Subsidiary, on the one hand, and a Holder or its Affiliate (other than solely in such Person’s capacity as a holder of Convertible Preferred Stock or Common Stock), on the other hand, such conflicted Holder shall be deemed non-voting.

(ii) Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 10(c)(i)(1), the Corporation may amend, modify or repeal any of provision of the Certificate of Incorporation, this Certificate of Designation or the Bylaws without the vote or consent of any Holder to amend or correct the Certificate of Incorporation, this Certificate of Designation or the Bylaws to cure any ambiguity or correct any omission, defect or inconsistency.

(d) Procedures for Voting and Consents.

(i) Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at an annual meeting or a special meeting of stockholders, then: (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 10; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination by Holders, of directors for election.

(ii) Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock will entitle the holder thereof to one (1) vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a series and not together with the holders of any other class or series of stock.

(iii) Written Consent in Lieu of Stockholder Meeting. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of the holders of the Convertible Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Convertible Preferred Stock then outstanding were present and voted and shall be delivered to the Corporation (a) by delivery to its registered agent in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded or (b) by electronic mail to the Corporation at the e-mail address specified for notices pursuant to Section 16 (or such other e-mail address as the Corporation may designate by notice in accordance with Section 16). The Holders initiating or approving any action by less than unanimous consent shall use reasonable efforts to promptly notify the other Holders prior to such approval. Delivery and effectiveness of any consent delivered by electronic mail shall be governed by Section 16. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent of the Holders shall be given to those Holders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of Holders to take the action were delivered to the Corporation. Notwithstanding anything to the contrary herein, the consent of the Majority Holders shall be deemed given in respect of any request for a written consent of the Majority Holders made by the Corporation for the matters enumerated in Section 10(c) if a response is not received by the Corporation from the Majority Holders within ten (10) Business Days of the delivery of such consent request.

Section 11. Conversion.

(a) Generally. Subject to the provisions of this Section 11, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.

(b) Conversion at the Option of the Holders.

(i) Conversion Right; When Shares May Be Submitted for Optional Conversion. Holders will have the right to convert (each, an “Optional Conversion”) all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designation:

(1) if a Change of Control Repurchase Notice is validly delivered pursuant to Section 9(g)(i) with respect to any share of Convertible Preferred Stock, then, beginning on the Business Day prior to the consummation of the Change of Control, such share may not be submitted for Optional Conversion, except to the extent (A) such share is not subject to such notice, (B) such notice is withdrawn in accordance with Section 9(g)(iii), or (C) the Corporation fails to pay the Change of Control Repurchase Price for such share in accordance with this Certificate of Designation;

(2) no Convertible Preferred Stock may be submitted for Optional Conversion to the extent limited by Section 11(h);

(3) shares of Convertible Preferred Stock that are called for Redemption in accordance with Section 8 may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Redemption Date;

(4) shares of Convertible Preferred Stock that are subject to Mandatory Conversion may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date; and

(5) no conversion by any Holder will be permitted until the expiration or early termination of the waiting period applicable to such Holder, if any, under the HSR Act with respect to any conversion of the Convertible Preferred Stock by such Holder.

(ii) Conversions of Fractional Shares Not Permitted. Notwithstanding anything to the contrary in this Certificate of Designation, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.

(c) Mandatory Conversion at the Corporation’s Election.

(i) Mandatory Conversion Right. Subject to the provisions of this Section 11, on or after the first Trading Day after the three (3) year anniversary of the Initial Issue Date, the Corporation will have the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of any or all of the outstanding shares of Convertible Preferred Stock, but only if the Last Reported Sale Price of the Class A Common Stock for any 20 Trading Days in a 30 Trading Day window before the Mandatory Conversion Notice Date for such Mandatory Conversion, exceeds one hundred and forty percent (140.0%) of the Conversion Price (without giving effect to any decrease in the Conversion Price effected pursuant to Section 11(g)(i)). If the Corporation elects to cause less than all the outstanding shares of the Convertible Preferred Stock to be converted, the Corporation shall select the Convertible Preferred Stock to be converted from each holder of Convertible Preferred Stock on a pro rata basis.

(ii) Mandatory Conversion Prohibited in Certain Circumstances. The Corporation will not exercise its Mandatory Conversion Right, or otherwise send a Mandatory Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 11(c) unless the Class A Common Stock Liquidity Conditions are satisfied on the applicable Mandatory Conversion Notice Date. Notwithstanding anything to the contrary in this Section 11(c), the Corporation’s exercise of its Mandatory Conversion Right, and any related Mandatory Conversion Notice, will not apply to any share of Convertible Preferred Stock as to which a Change of Control Repurchase Notice has been duly delivered, and not withdrawn, pursuant to Section 9(g). Notwithstanding anything to the contrary in this Section 11(c), the Corporation cannot exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock to the extent limited by Section 11(h).

(iii) Mandatory Conversion Date. The Mandatory Conversion Date for any Mandatory Conversion will be a Business Day of the Corporation’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.

(iv) Mandatory Conversion Notice. To exercise its Mandatory Conversion Right with respect to shares of Convertible Preferred Stock, the Corporation must send to the Holders a written notice of such exercise (a “Mandatory Conversion Notice”).

(v) Such Mandatory Conversion Notice must state:

(1) that the Class A Common Stock Liquidity Conditions are satisfied as of the Mandatory Conversion Notice Date;

(2) that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares of Convertible Preferred Stock under this Certificate of Designation;

(3) the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;

(4) the name and address of the Paying Agent and the Conversion Agent, as well as instructions whereby the Holder may surrender such share to the Transfer Agent or Conversion Agent;

(5) that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date; and

(6) the Conversion Price in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion, the number of shares of Class A Common Stock to be issued to such Holder upon conversion of each share of Convertible Preferred Stock held by such Holder and, if applicable, the amount of accumulated and unpaid Regular Dividends, whether or not declared, in respect of such share of Convertible Preferred Stock as of the Mandatory Conversion Date.

(d) Conversion Procedures.

(i) Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 11(c), its Mandatory Conversion Right with respect to shares of Convertible Preferred Stock, then: (1) the Mandatory Conversion of such share(s) will occur automatically as of the Close of Business on the related Mandatory Conversion Date and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Class A Common Stock into which shares of Convertible Preferred Stock shall have been converted in such Mandatory Conversion and any cash payable in lieu of fractions of a share of Class A Common Stock pursuant to Section 11(e)(ii) will be registered in the name of, or paid to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date.

(ii) Requirements for Holders to Exercise Optional Conversion Right.

(1) Generally. To convert any share of Convertible Preferred Stock evidenced by a Certificate pursuant to an Optional Conversion, the Holder of such share must: (w) complete, sign (by manual, facsimile or electronic signature) and deliver to the Conversion Agent an Optional Conversion Notice (at which time, in the case such Certificate is an Electronic Certificate, such Optional Conversion will become irrevocable); (x) if such Certificate is a Physical Certificate, deliver such Physical Certificate to the Conversion Agent (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Corporation or the Conversion Agent may require; and (z) if applicable, pay any documentary or other taxes that are required to be paid by the Corporation as a result of a Holder requesting that shares be registered in a name other than such Holders’ name as described in Section 13.

(2) Optional Conversion Permitted Only During Business Hours. Convertible Preferred Stock will be deemed to be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(iii) Treatment of Accumulated Dividends upon Conversion.

(1) No Adjustments for Accumulated Regular Dividends. Without limiting the operation of Section 11(c)(i), the Conversion Price will not be adjusted to account for any accrued and unpaid Regular Dividends on any shares of Convertible Preferred Stock being converted.

(2) Conversions Between a Record Date and a Dividend Payment Date. If the Conversion Date of any share of Convertible Preferred Stock to be converted is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then such Dividend will be paid pursuant to Section 6(d) notwithstanding such conversion.

(iv) When Holders Become Stockholders of Record of the Shares of Class A Common Stock Issuable Upon Conversion. The Person in whose name any share of Class A Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(e) Settlement upon Conversion.

(i) Generally. Subject to Section 11(e)(ii), Section 11(h) and Section 15(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Class A Common Stock equal to the quotient obtained by dividing (I) the Liquidation Preference for such shares of Convertible Preferred Stock subject to conversion (plus all accrued and unpaid dividends to, but excluding, the Conversion Date) by (II) the Conversion Price, in each case, as of immediately after the Close of Business on such Conversion Date.

(ii) Payment of Cash in Lieu of any Fractional Share of Class A Common Stock. Subject to Section 15(b), in lieu of delivering any fractional share of Class A Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Corporation will, to the extent it is legally able to do so and permitted under the terms of its indebtedness, pay cash based on the Last Reported Sale Price per share of Class A Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii) Delivery of Conversion Consideration. Except as provided in Section 11(f)(i)(4)(B) and 11(i), the Corporation will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(f) Conversion Price Adjustments.

(i) Events Requiring an Adjustment to the Conversion Price. The Conversion Price will be adjusted from time to time as follows:

(1) Stock Dividends, Stock Splits and Combinations. If the Corporation issues shares of Class A Common Stock as a dividend or distribution on all or substantially all shares of Class A Common Stock or if the Corporation effects a stock split or a stock combination of the Class A Common Stock (in each case excluding a Class A Common Stock Change Event, as to which Section 11(i) will apply), then the Conversion Price will be adjusted based on the following formula:

where:

CP0 =

the Conversion Price in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;

CP1 =	the Conversion Price in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0 =

the number of shares of Class A Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 =	the number of shares of Class A Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 11(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2) Tender Offers or Exchange Offers. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Class A Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors in good faith) of the cash and other consideration paid per share of Class A Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Class A Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

where:

CP0 =	the Conversion Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CP1 =	the Conversion Price in effect immediately after the Expiration Time;

SP =

the average of the Last Reported Sale Prices per share of Class A Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0 =

the number of shares of Class A Common Stock outstanding immediately before the Expiration Time (including all shares of Class A Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC =

the aggregate value (determined as of the Expiration Time by the Board of Directors in good faith) of all cash and other consideration paid for shares of Class A Common Stock purchased or exchanged in such tender or exchange offer; and

OS1 =

the number of shares of Class A Common Stock outstanding immediately after the Expiration Time (excluding all shares of Class A Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 11(f)(i)(2), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 11(f)(i)(2) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Class A Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Class A Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(3) Rights, Options and Warrants. If the Corporation distributes, to all or substantially all holders of Class A Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 11(f)(i)(4)(A) and Section 11(f)(iii) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Class A Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Class A Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on such Record Date;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;
OS	=	the number of shares of Class A Common Stock outstanding immediately before the Close of Business on such Record Date;
Y	=	a number of shares of Class A Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Class A Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and
X	=	the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants.

To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Class A Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 11(f)(i)(3), in determining whether any rights, options or warrants entitle holders of Class A Common Stock to subscribe for or purchase shares of Class A Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Class A Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors in good faith.

(4) Spin-Offs and Other Distributed Property.

(A) Distributions Other than Spin-Offs. If the Corporation distributes shares of Capital Stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities, to all or substantially all holders of the Class A Common Stock, excluding:

(I) dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 11(f)(i)(1) or Section 11(f)(i)(3);

(II) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 11(f)(iii);

(III) Spin-Offs for which an adjustment to the Conversion Price is required pursuant to Section 11(f)(i)(4)(B);

(IV) a distribution solely pursuant to a tender offer or exchange offer for shares of Class A Common Stock, as to which Section 11(f)(i)(2) will apply; and

(V) a distribution solely pursuant to a Class A Common Stock Change Event, as to which Section 11(i) will apply,

then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such distribution;
CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;
SP	=	the average of the Last Reported Sale Prices per share of Class A Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by the independent members of the Board of Directors in good faith), as of such Record Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Class A Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, for each share of Convertible Preferred Stock held by such Holder on such Record Date, at the same time and on the same terms as holders of Class A Common Stock the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock that would be issuable (determined in accordance with Section 11(e)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such distribution not to issue or deliver a fractional portion of any Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).

To the extent such distribution is not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(B) Spin-Offs. If the Corporation distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Corporation to all or substantially all holders of the Class A Common Stock (other than solely pursuant to (x) a Class A Common Stock Change Event, as to which Section 11(i) will apply, (y) a tender offer or exchange offer for shares of Class A Common Stock, as to which Section 11(f)(i)(2) will apply; or (z) rights, options or warrants, as to which Section 11(f)(i)(3) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. National Securities Exchange (a “Spin-Off”), then the Conversion Price will be decreased based on the following formula:

where:

CP0	=	the Conversion Price in effect immediately before the Close of Business on the Record Date for such Spin-Off;

CP1	=	the Conversion Price in effect immediately after the Close of Business on such Record Date;

SP	=	the average of the Last Reported Sale Prices per share of Class A Common Stock for each Trading Day in the Spin-Off Valuation Period (as defined below); and

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the ex-dividend date for such Spin-Off (such average to be determined as if references to Class A Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Class A Common Stock in such Spin-Off.

The adjustment to the Conversion Price pursuant to this Section 11(f)(i)(4)(B) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Close of Business on the Record Date for the Spin-Off, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type described in Section 11(f)(i)(4)(B) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(ii) No Adjustments in Certain Cases.

(1) Certain Events. Without limiting the operation of Section 11(e)(i), the Corporation will not be required to adjust the Conversion Price except pursuant to Section 11(f)(i). Notwithstanding anything to the contrary in this Certificate of Designation, and without limiting the foregoing, the Corporation will not be required to adjust the Conversion Price on account of:

(A) any declaration and/or payment of Dividends on the Convertible Preferred Stock pursuant to Section 6;

(B) upon the issuance of any shares of Class A Common Stock or options or rights to purchase such shares pursuant to any equity-based compensation plans and agreements maintained or sponsored by the Corporation or its Subsidiaries for the benefit of their respective current or former employees, directors, officers or other service providers, including, without limitation, the Infinity Natural Resources, Inc. Omnibus Incentive Plan;

(C) upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Convertible Preferred Stock; or

(D) any declaration and/or payment of (1) any Common Stock Participating Dividend in cash on any shares of Class A Common Stock or (2) distributions in cash made by Infinity Natural Resources, LLC to the holders of its interests, including the Corporation.

(iii) Stockholder Rights Plans. If any shares of Class A Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Class A Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 11(f)(i)(4)(A) on account of such separation as if, at the time of such separation, the Corporation had made a distribution of the type referred to in such Section 11(f)(i)(4)(A) to all holders of Class A Common Stock, subject to readjustment pursuant to Section 11(f)(i)(4)(A) if such rights expire, terminate or are redeemed.

(iv) Determination of the Number of Outstanding Shares of Class A Common Stock. For purposes of Section 11(f)(i), the number of shares of Class A Common Stock outstanding at any time will: (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Class A Common Stock; and (2) exclude shares of Class A Common Stock held in the Corporation’s treasury (unless the Corporation pays any dividend or makes any distributions on shares of Class A Common Stock held in its treasury).

(v) Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(vi) Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 11(f)(i), the Corporation will promptly send notice to the Holders containing: (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g) Voluntary Conversion Price Decreases.

(i) Generally. To the fullest extent permitted by applicable law and applicable stock exchange rules, the Corporation, from time to time, may (but is not required to) decrease the Conversion Price by any amount if: (1) the Board of Directors determines that such decrease is in the Corporation’s best interest or that such decrease is advisable to avoid or diminish the recognition of income or gain for U.S. federal (or applicable state or local) income tax purposes by the holders of Class A Common Stock or holders of rights to purchase Class A Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Class A Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in the recognition of income or gain to any Holder (or its direct or indirect owners) for U.S. federal (or applicable state or local) income tax purposes shall require the affirmative vote or consent of the Majority Holders.

(ii) Notice of Voluntary Decrease. If the Board of Directors determines to decrease the Conversion Price pursuant to Section 11(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 11(g)(i), the Corporation will send notice to each Holder, the Transfer Agent and the Conversion Agent of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

(h) Restriction on Conversions.

(i) Limitation on Conversion Right. Notwithstanding anything to the contrary in this Certificate of Designation, unless and until the Requisite Stockholder Approval is obtained, the aggregate number of shares of Class A Common Stock issuable or deliverable upon conversion of any Convertible Preferred Stock (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Common Stock) shall be capped at nineteen point nine percent (19.9%) of the shares of Common Stock issued and outstanding as of the date hereof (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Class A Common Stock; the restriction set forth in this sentence, the “Issuance Limitation”). If any Conversion Consideration otherwise due upon the conversion of any Convertible Preferred Stock is not delivered as a result of the Issuance Limitation, then the Corporation’s obligation to deliver such Conversion Consideration will not be extinguished, and the Corporation will deliver such Conversion Consideration as soon as reasonably practicable after the Holder of such Convertible Preferred Stock provides written confirmation to the Corporation that such delivery will not contravene the Issuance Limitation. Any purported delivery of shares of Class A Common Stock upon conversion of any Convertible Preferred Stock will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Issuance Limitation.

(ii) Share Reserve Provisions. On the Initial Issue Date, the Number of Reserved Shares is not less than the Initial Share Reserve Requirement. The Corporation shall at all times reserve and keep available a Number of Reserved Shares to be no less than the Continuing Share Reserve Requirement at any time when any Convertible Preferred Stock is outstanding (including, if applicable, and to the fullest extent permitted by applicable law, by seeking the approval of its stockholders to amend the Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock).

(iii) Limitation on Certain Transactions. Notwithstanding anything in this Section 11(h) to the contrary, unless and until the Requisite Stockholder Approval is obtained, the Corporation may not decrease the Conversion Price pursuant to Section 11(g)(i) to the extent such decrease would cause the Issuance Limitation to be contravened.

(i) Effect of Class A Common Stock Change Event.

(i) Generally. If there occurs any:

(1) recapitalization, reclassification or change of the Class A Common Stock, other than (x) changes solely resulting from a stock split or a stock combination of the Class A Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) recapitalization, reclassifications or change of the Class A Common Stock that do not involve the issuance of any other series or class of securities;

(2) consolidation, merger, business combination or binding or statutory share exchange involving the Corporation, including a transaction by which the Corporation becomes a Subsidiary of a Parent Company;

(3) sale, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or

(4) other substantially similar event,

and, as a result of which, the Class A Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Class A Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Class A Common Stock would be entitled to receive on account of such Class A Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designation,

(A) from and after the effective time of such Class A Common Stock Change Event: (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in this Section 11 or in Section 12, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 8, each reference to any number of shares of Class A Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definitions of “Change of Control,” the terms “Class A Common Stock”, “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B) if such Reference Property Unit consists entirely of cash, then the Corporation will pay the cash due in respect of all conversions whose Conversion Date occurs on or after the effective date of such Class A Common Stock Change Event no later than the tenth (10th) Business Day after the relevant Conversion Date; and

(C) for these purposes: (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair market value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the independent members of the Board of Directors; provided, that the fair market value of cash denominated in U.S. dollars shall be the face amount thereof.

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Class A Common Stock, by the holders of Class A Common Stock. The Corporation will notify the Holders of such weighted average as soon as practicable after such determination is made. For the avoidance of doubt, the Corporation shall be required to comply with Section 9 with respect to any Class A Common Stock Change Event that constitutes a Change of Control.

(ii) Compliance Covenant. The Corporation will not become a party to any Class A Common Stock Change Event unless its terms are consistent with this Section 11(i).

(iii) Execution of Supplemental Instruments. On or before the date the Class A Common Stock Change Event becomes effective, the Corporation and, if applicable, the resulting, surviving or transferee Person (if not the Corporation) of such Class A Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Corporation reasonably determines are necessary or desirable to: (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 11(f)(i) in a manner consistent with this Section 11(i); and (2) give effect to such other provisions, if any, as the Corporation reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 11(i)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s), if any, and such supplemental instrument(s) will contain such additional provisions, if any, that the Corporation reasonably determines are appropriate to preserve the economic interests of Holders.

(iv) Notice of Class A Common Stock Change Event. The Corporation will provide notice of each Class A Common Stock Change Event to Holders by no less than five (5) Business Days prior to the effective date of the Class A Common Stock Change Event.

Section 12. Certain Provisions Relating to the Issuance of Class A Common Stock.

(a) Equitable Adjustments to Prices. Whenever this Certificate of Designation requires the Corporation to calculate the average of the Last Reported Sale Prices or Daily VWAPs, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Corporation will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Price pursuant to Section 11(h)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Price where effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b) Status of Shares of Class A Common Stock. Each share of Class A Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued share and will be duly authorized and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Class A Common Stock will be delivered). If the Class A Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Corporation will cause each such share of Class A Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

Section 13. Taxes. The Corporation shall pay any and all stock transfer, documentary, issue, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock, shares of Class A Common Stock or other securities issued on account of Convertible Preferred Stock pursuant to this Certificate of Designation; provided, however, that in the case of conversion of Convertible Preferred Stock, the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Class A Common Stock or other securities to a beneficial owner other than the beneficial owner of the Convertible Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 14. Term. Except as expressly provided in this Certificate of Designation, the shares of Convertible Preferred Stock shall not be redeemable or otherwise mature and the term of the Convertible Preferred Stock shall be perpetual.

Section 15. Calculations.

(a) Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designation, the Corporation will be responsible for making all calculations called for under this Certificate of Designation, including determinations of the Conversion Price, the Daily VWAPs, the Last Reported Sale Prices and accumulated Regular Dividends on the Convertible Preferred Stock. The Corporation and the Board of Directors, as applicable, will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders to the fullest extent permitted by applicable law. The Corporation will provide a schedule of such calculations to any Holder upon written demand.

(b) Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, unless otherwise provided in this Certificate of Designation, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 16. Notices. All notices and other communications pursuant to this Certificate of Designation shall be in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt requested from the recipient, in the case of e-mail), or sent by a nationally recognized overnight courier service guaranteeing next day delivery, and (i) if to any Holder, to such Holder’s address shown on the Register, and (ii) if to the Corporation, to its principal executive offices and to the e-mail address designated by the Corporation by notice to the Holders as of the date hereof (as may be amended from time to time by notice to the Holders in accordance with this Section 16). Unless otherwise specified herein, all notices and communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service.

Section 17. Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a written demand therefore. The Corporation shall also maintain a written record of the Initial Issue Date, the number of shares of Convertible Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a written demand therefor.

Section 18. Waiver. The powers (including voting powers), if any, of the Convertible Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Convertible Preferred Stock may be waived as to all shares of Convertible Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the Majority Holders, consenting or agreeing separately as a single class.

Section 19. Severability. If any term of the Convertible Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless and to the fullest extent permitted by applicable law, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 20. No Other Rights. The Convertible Preferred Stock will have no powers (including voting powers), if any, or preferences and relative, participating, optional, special or other rights, if any, or qualifications, limitations or restrictions, if any, except as provided in this Certificate of Designation or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on this 23rd day of February, 2026.

INFINITY NATURAL RESOURCES, INC.

By:	/s/ Zack Arnold
Name: Zack Arnold
Title: President and Chief Executive Officer

[Signature Page to Certificate of Designation]

EXHIBIT A

FORM OF PREFERRED STOCK CERTIFICATE

[Insert Restricted Stock Legend, if applicable]

Infinity Natural Resources, Inc.

Series A Convertible Preferred Stock

Certificate No. [ ]

Infinity Natural Resources, Inc., a Delaware corporation (the “Corporation”), certifies that [ ] is the registered owner of [ ] shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”) evidenced by this certificate (this “Certificate”). The powers (including voting powers), if any, or preferences and relative, participating, optional, special or other rights, if any, or qualifications, limitations or restrictions, if any, are set forth in the Certificate of Designation of the Corporation establishing the Convertible Preferred Stock (as the same may be amended or amended and restated, the “Certificate of Designation”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designation.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Infinity Natural Resources, Inc. has caused this instrument to be duly executed as of the date set forth below.

INFINITY NATURAL RESOURCES, INC.

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE

Equiniti Trust Company, LLC, as Transfer Agent, certifies that this Certificate evidences shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designation.

Date:	By:
Authorized Signatory

INFINITY NATURAL RESOURCES, INC.

Series A Convertible Preferred Stock

This Certificate evidences duly authorized, issued and outstanding shares of Convertible Preferred Stock. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designation or the Certificate of Incorporation, the provisions of the Certificate of Designation or the Certificate of Incorporation, as applicable, will control.

1. Countersignature. This Certificate will not be valid until countersigned by the Transfer Agent.

2. Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TENENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Certificate of Designation, which the Corporation will provide to any Holder at no charge, please send a written demand to the following address:

Infinity Natural Resources, Inc.

2605 Cranberry Square

Morgantown, WV 26508

Attention: Secretary

OPTIONAL CONVERSION NOTICE

Infinity Natural Resources, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Corporation to convert (check one):

☐	all of the shares of Convertible Preferred Stock

☐	__________________* shares of Convertible Preferred Stock

evidenced by Certificate No. _______________.

Date:
(Legal Name of Holder)
By:
Name:
Title:

___________________________

*	Must be a whole number.

CHANGE OF CONTROL REPURCHASE NOTICE

Infinity Natural Resources, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, by executing and delivering this Change of Control Repurchase Notice, the undersigned Holder of the Convertible Preferred Stock identified below is exercising its Change of Control Repurchase Right with respect to (check one):

☐	all of the shares of Convertible Preferred Stock

☐	__________________* shares of Convertible Preferred Stock

evidenced by Certificate No. _______________.

The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Paying Agent before the Change of Control Repurchase Price will be paid.

Date:
(Legal Name of Holder)
By:
Name:
Title:

___________________________

*	Must be a whole number.

ASSIGNMENT FORM

Infinity Natural Resources, Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designation, the undersigned Holder of the within Convertible Preferred Stock assigns to:

Name:

Address:

Social security or tax identification number:

the within Convertible Preferred Stock and all rights thereunder irrevocably appoints:

as agent to transfer the within Convertible Preferred Stock on the books of the Corporation. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

EXHIBIT B

FORM OF RESTRICTED STOCK LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

FORM OF TRANSFER RESTRICTIONS LEGEND

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS PURSUANT TO SECTIONS 4.2(A) AND 4.2(B) OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF [•], 2026, BY AND AMONG THE COMPANY AND THE PURCHASERS THERETO GOVERNING THE INITIAL ISSUANCE OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF THE COMPANY.

B-1

EXHIBIT C

MINIMUM HEDGING

As of the last day of any fiscal quarter (each such last day of any fiscal quarter, a “Minimum Hedging Requirement Date”), the Company shall, or shall cause its applicable Subsidiary to, maintain commodity hedging agreements hedging aggregate notional volumes of crude oil, natural gas, and natural gas liquids covering at least fifty percent (50.0%) of the reasonably projected total production on a net boe (barrel of oil equivalent) basis of crude oil, natural gas (measured on a 1:6 basis with crude oil), and natural gas liquids from proved developed producing oil and gas properties evaluated in the Reserve Report most recently delivered to the Purchasers pursuant to Section 4.4 of the Purchase Agreement for each full calendar month during the period of twenty-four (24) full calendar months following such Minimum Hedging Requirement Date.

To the extent that, as of any Minimum Hedging Requirement Date, additional commodity hedging agreements are required to satisfy the foregoing requirements, then the Company shall, or shall cause its applicable Subsidiary to, enter into such additional commodity hedging agreements within sixty (60) days following such Minimum Hedging Requirement Date.

Upon request of Quantum, the Company shall deliver to Quantum a report or other evidence reasonably satisfactory to Quantum that the Company has complied with the commodity hedging requirements set forth on this Exhibit C.

C-1